UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.             )

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HUNGARIAN TELEPHONE AND CABLE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HUNGARIAN TELEPHONE	1201 Third Avenue, Suite 3400
AND CABLE CORP.	Seattle, WA 98101-3034

Dear Stockholder:	April 9, 2008

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Hungarian Telephone and Cable Corp. (the “Company”) to be held at 10:00 a.m., local time, on May 23, 2008 at the New York Marriott East Side Hotel, 525 Lexington Avenue, New York, New York 10017.

At the Annual Meeting the holders of Common Stock of the Company will consider and vote upon the election of seven directors to the Company’s Board of Directors and the ratification of the appointment of an independent auditor. Your Board of Directors recommends a vote “FOR” the election of each of the nominees named herein as directors and the ratification of the appointment of the independent auditor.

The attached Proxy Statement more fully describes the matters to be voted upon at the Annual Meeting and also includes information concerning the Company. I urge you to read carefully the information contained in the Proxy Statement.

I hope that you will be able to attend the Annual Meeting. If you cannot attend, your shares of Common Stock can be represented by completing, signing and dating the enclosed proxy, and returning it in the envelope provided (which requires no postage if mailed in the United States). You may, of course, withdraw your proxy if you attend the Annual Meeting and choose to vote in person.

Sincerely,

/s/ Jesper Theill Eriksen
Jesper Theill Eriksen
Chairman of the Board of Directors

HUNGARIAN TELEPHONE AND CABLE CORP.

1201 Third Avenue, Suite 3400

Seattle, Washington 98101-3034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Hungarian Telephone and Cable Corp., a Delaware corporation (the “Company”), will be held at the New York Marriott East Side Hotel, 525 Lexington Avenue, New York, New York 10017 on May 23, 2008, at 10:00 a.m., local time, for the following purposes:

1.	To elect seven directors to the Board of Directors of Hungarian Telephone and Cable Corp. to serve until the 2009 Annual Meeting of Stockholders or until their successors have been duly elected and qualified; and

2.	To ratify the appointment of PricewaterhouseCoopers Kft. as independent auditor for the Company for the fiscal year ending December 31, 2008; and

to transact such other business as may properly come before the Meeting and any adjournment or postponement thereof. The Board of Directors is not aware of any other business to come before the Meeting.

The Board of Directors has fixed April 4, 2008 as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. For ten days prior to the Meeting, a complete list of stockholders of record entitled to vote at the Meeting will be maintained for inspection by an eligible stockholder (for any purpose germane to the Meeting) during normal business hours at the U.S. office of the Company which is located at 1201 Third Avenue, Suite 3400, Seattle, WA 98101-3034, telephone 206-654-0204.

Whether or not you plan to attend the Meeting in person, please mark, execute, date and return the enclosed proxy promptly in the envelope provided. Should you attend the Meeting in person you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors,

/s/ Peter T. Noone
Peter T. Noone
General Counsel and Secretary

Seattle, Washington

April 9, 2008

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

HUNGARIAN TELEPHONE AND CABLE CORP.

PROXY STATEMENT

-i-

Hungarian Telephone and Cable Corp.

1201 Third Avenue, Suite 3400

Seattle, WA 98101-3034

PROXY STATEMENT

Annual Meeting of Stockholders of the Company to be held on May 23, 2008

SOLICITATION AND VOTING INFORMATION

Q:	Why am I receiving these materials?

A:	The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Hungarian Telephone and Cable Corp., a Delaware corporation (the “Company,” “we,” “us” or “our”). We are providing these proxy materials to you in connection with our Annual Meeting of Stockholders (the “Meeting”), to be held at the New York Marriott East Side Hotel, 525 Lexington Avenue, New York, New York 10017 on May 23, 2008 at 10:00 a.m., local time. As a Company stockholder, you are invited to attend the Meeting and are entitled and requested to vote on the proposals described in this proxy statement. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy are first being sent or given to stockholders on or about April 15, 2008.

Q:	Who may vote at the Meeting?

A:	You may vote all of the shares of the Company’s common stock, par value $0.001 (the “Common Stock”) that you owned at the close of business on April 4, 2008, the record date. On the record date, the Company had 16,416,789 shares of Common Stock outstanding and entitled to be voted at the Meeting. You may cast one vote for each share of Common Stock held by you on all matters presented at the Meeting.

Q:	What proposals will be voted on at the Meeting?

A:	There are two Company proposals to be considered and voted on at the Meeting, which are:

1.	To elect seven directors to the Board of Directors, each to serve a one-year term expiring at the later of the annual meeting of stockholders in 2009 or upon his successor being elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers Kft. (“PWC”) as independent auditor for the Company for the fiscal year ending December 31, 2008.

Q:	How does the Board of Directors recommend I vote?

A:	Please see the information included in the proxy statement relating to the proposals to be voted on at the Meeting. The Board of Directors recommends that you vote:

1.	“FOR” each of the nominees to the Board of Directors

2.	“FOR” ratification of the appointment of PWC as the Company’s independent auditor

Q:	What happens if additional matters are presented at the Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Meeting. If you grant a proxy, the persons named as proxy holders, Jesper Theill Eriksen and Peter T. Noone, will have the discretion to vote your shares, in their best judgment, on any additional matters properly presented for a vote at the Meeting and in accordance with Delaware law and the Company’s Bylaws.

Q:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered a stockholder of record with respect to those shares and the proxy materials and proxy card are being sent directly to you by Continental Stock Transfer & Trust Company. Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the Meeting, complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes. Proxies should not be sent by the stockholder to the Company, but to Continental Stock Transfer & Trust Company, the Company’s Registrar and Transfer Agent, at 17 Battery Place South, 8th Floor, New York, New York 10004. A pre-addressed, postage-paid envelope is provided for this purpose. To vote at the Meeting, please bring the enclosed proxy card, or vote using the ballot provided at the Meeting.

If you hold your shares in “street name” through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the proxy materials are being forwarded to you by your stockbroker, bank or other nominee together with a voting instruction card. Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the Meeting, please follow the instructions provided to you by your broker, bank or other nominee so that your shares may be voted in accordance with your wishes. To vote at the Meeting, beneficial owners will need to contact the broker, bank, or other nominee that holds their shares to obtain a proxy issued in your name to bring to the Meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:	A quorum is required for the Company stockholders to conduct business at the Meeting. The presence at the Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the Meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the Meeting for quorum purposes.

Q:	What if I don’t vote or abstain? How are broker non-votes counted?

A.	Abstentions are included in the determination of shares present for quorum purposes. The Company’s Bylaws provide that all matters, other than the election of directors, shall be determined by a majority of the votes cast at a meeting by the holders of shares entitled to vote thereon. The Company’s Bylaws also provide that directors shall be elected by a plurality of the votes cast at the meeting. Because abstentions do not constitute “votes cast” at the Meeting, abstentions will have no effect on the approval of any matter brought before the Meeting or the election of directors.

Jesper Theill Eriksen, the Chairman of the Board, and Peter T. Noone, an executive officer of the Company, were named by the Board as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board. For beneficial stockholders, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum present.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (such as the election of directors), or if you provide instructions on how to vote by following the instructions provided to you by your broker.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation dated later than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Peter T. Noone, Secretary, Hungarian Telephone and Cable Corp., 1201 Third Avenue, Suite 3400, Seattle, Washington 98101-3034. If you are a beneficial stockholder, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Meeting.

Q:	Who will count the votes?

A:	Continental Stock Transfer & Trust Company will be responsible for determining whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Meeting.

Q:	Where can I find voting results of the Meeting?

A:	We will announce preliminary voting results at the Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008 or in an earlier filed Form 8-K.

Q:	Who will bear the cost for soliciting votes for the Meeting?

A:	The Company will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We may hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and employees.

Q:	Where can I get a copy of the Company’s Annual Report on Form 10-K?

A:	Our annual report on Form 10-K is included in our annual report which is accompanying this proxy statement. In addition, we will furnish, without charge, upon the written request of any stockholder, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, including financial statements and the financial statement schedules filed therewith. Stockholders wishing a copy may send their request to us (c/o General Counsel) at Hungarian Telephone and Cable Corp., 1201 Third Avenue, Suite 3400, Seattle, WA 98101-3034. In addition, a copy of the Annual Report is available on the SEC’s website at www.sec.gov and on our website at www.htcc.hu.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement or the Meeting or would like additional copies of this document or our 2007 Annual Report on Form 10-K, please contact: Hungarian Telephone and Cable Corp., 1201 Third Avenue, Suite 3400, Seattle, WA 98101-3034, Attention: Peter T. Noone, General Counsel and Secretary, Telephone: (206) 654-0204.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors and Nominees for Election

Our Board of Directors (the “Board”) currently consists of seven directors. The Board has determined that the Board shall consist of seven directors for the 2008 to 2009 Board term and all seven members of the current Board have been nominated for election at the Meeting to hold office until the later of the next annual meeting or until their respective successors are elected and qualified. The director nominees are Ole Steen Andersen, Robert R. Dogonowski, Jesper Theill Eriksen, Peter Feiner, Jens Due Olsen, Carsten Dyrup Revsbech and Henrik Scheinemann.

Provided below is biographical information about each of the current directors and nominees. Age and other information in each nominee’s biography are as of April 1, 2008.

Current Directors and Nominees for Election

Ole Steen Andersen. (Age: 61; director since September 2006) Mr. Andersen, a Danish citizen was, until his retirement on June 30, 2007, the Chief Financial Officer and a member of the Executive Committee of Danfoss A/S. Danfoss, based in Denmark, is a privately held global company with approximately 21,000 employees. Danfoss is a leader in the development and production of mechanical and electronic products and controls used to heat and cool homes and offices, refrigerate food and control production lines. Mr. Andersen was hired by Danfoss in 1994 and served as its Chief Financial Officer from 2000 until his 2007 retirement. Mr. Andersen currently serves on several boards of directors. He is the Chairman of the Board of Directors of COWI A/S, a Denmark-based privately held company which provides consulting services globally in the fields of engineering, environmental science and economics. He is the Chairman of the Board of Directors of BB Electronics A/S, a Denmark-based private equity-held company which provides electronic subassemblies. Mr. Andersen is the Chairman of the Board of Directors of Auriga Industries A/S, a global chemicals company. Mr. Andersen is the Chairman of the Board of Directors of Pharmexa A/S, a global biotechnology company. Mr. Andersen is the Chairman of the Board of Directors of Hedge Corp. A/S, an IT financial resources company. Mr. Andersen is also a director of SPEAS A/S, a funds-of-funds company; Sanistaal A/S, a wholesale company; and AVK Holdings A/S, a company which manufactures water valves. Auriga, Pharmexa, SPEAS and Sanistaal are all based in Denmark and are traded on the Copenhagen Stock Exchange. Mr. Andersen also serves as a director of Sauer-Danfoss Inc., a New York Stock Exchange listed company (NYSE:SHS), which is a worldwide leader in the design, manufacture and sale of engineered hydraulic, electric and electronic systems and components, for use primarily in applications of mobile equipment. In addition, Mr. Andersen is the Nordic advisor for CVC Capital, a Luxembourg-based private equity company and a member of the Advisory Board of Danish Merchant Capital, a financial service company.

Robert Dogonowski. (Age: 36; director since January 2007) Mr. Dogonowski has been with TDC A/S (“TDC”) since 2004. He is currently a director in TDC’s Group Strategy department. Prior to joining TDC, Mr. Dogonowski was a consultant with Cap Gemini (2000 to 2004) and Accenture (1998 to 2000). Mr. Dogonowski is one of four representatives of TDC currently on the Board of Directors. Pursuant to an agreement with TDC, we are required, under certain conditions, to nominate for election to the Board one person designated by TDC. See “Security Ownership-Security Ownership of Certain Beneficial Owners” and “Other Information-Certain Relationships and Related Transactions.”

Jesper Theill Eriksen. (Age: 40; director since December 2006) Mr. Eriksen, an attorney, has been with TDC since 1996. He is currently a Senior Executive Vice-President and Chief of Staff of TDC, a position he assumed in 2007. Prior to that, he was the President of TDC Mobile International since 2006. Prior to that he was a Senior Vice-President with TDC Mobile International since 2000. He served as the Chief Executive Officer of Bite, a Lithuanian telecommunications company owned by TDC in 2004 and as the President and Chief Executive Officer of TDC Switzerland in 2006. Mr. Eriksen is one of four representatives of TDC currently on the Board of Directors. Pursuant to an agreement with TDC, we are required, under certain conditions, to nominate for election to the Board one person designated by TDC. See “Security Ownership-Security Ownership of Certain Beneficial Owners” and “Other Information-Certain Relationships and Related Transactions.”

Peter Feiner. (Age 40; director since May 2007) Mr. Feiner is with SPAR Magyarország Kereskedelmi Kft. (“SPAR Hungary”). Spar Hungary is owned by Spar Austria. Spar Hungary operates supermarkets and hypermarkets throughout Hungary and is part of the world’s largest retail food store chain operating under the brand name “Spar”. He has been the managing director of Spar Hungary since joining SPAR Hungary in 1998 and has been the head of Spar Hungary’s Board of Directors since 2004. Mr. Feiner has been the President of the Hungarian Trade Association since 2005.

Jens Due Olsen. (Age: 44; director since March 2007) Mr. Olsen is currently a financial consultant. He was an Executive Vice-President and Chief Financial Officer of GN Store Nord A/S (“GN”) until the end of 2007. Mr. Olsen was with GN since 2001. GN, a manufacturer of headsets and related products, is a Danish-based public company listed on the Copenhagen Stock Exchange. Mr. Olsen is on the Board of Directors of NKT Holdings A/S, a Danish-based public company listed on the Copenhagen Stock Exchange, which is a manufacturer of cleaning devices, power cables and flex-pipers for the offshore industry. He is also on the Board of Directors of Industriens Pension A/S, a Danish pension fund, and Cryptomathic, a privately held Danish company which provides e-security software and services.

Carsten Dyrup Revsbech. (Age: 38; director since December 2006) Mr. Revsbech has been with TDC since 2000. He is currently a Senior Vice-President and the Chief Financial Officer of TDC’s Mobile Nordic Group. From 2000 to 2006, he was a director in TDC’s Corporate Business Development department. From 2004 to 2005, he served as the head of Mergers & Acquisitions for QTel, the incumbent telecom operator in Qatar. Mr. Revsbech is one of four representatives of TDC currently on the Board of Directors. Pursuant to an agreement with TDC, we are required, under certain conditions, to nominate for election to the Board one person designated by TDC. See “Security Ownership-Security Ownership of Certain Beneficial Owners” and “Other Information-Certain Relationships and Related Transactions.”

Henrik Scheinemann. (Age: 42; director since December 2006) Mr. Scheinemann has been with TDC since 2004. He is currently a Vice-President in TDC’s Mergers & Acquisition department. Prior to that, he was a Vice-President of TDC Mobile International from 2005 to 2007. From 2004 to 2005, he was a director in TDC’s Corporate Business Development department. From 2002 to 2004, he was an independent business consultant. From 2000 to 2002, Mr. Scheinemann worked with some emerging technology start-up companies. From 1994 to 2000, Mr. Scheinemann was with the Industrial Fund for Developing Countries. Mr. Scheinemann is one of four representatives of TDC currently on the Board of Directors. Pursuant to an agreement with TDC, we are required, under certain conditions, to nominate for election to the Board one person designated by TDC. See “Security Ownership-Security Ownership of Certain Beneficial Owners” and “Other Information-Certain Relationships and Related Transactions.”

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL 1.

Vote Required

Election of each director shall be determined by a plurality of the votes cast at the Meeting by the holders of shares entitled to vote in the election, with the seven candidates receiving the highest number of affirmative votes being elected.

EXECUTIVE OFFICERS

On April 27, 2007, we completed our acquisition of Invitel. Following the closing of the acquisition, Invitel’s Chief Executive Officer Martin Lea was appointed as our President and Chief Executive Officer and Invitel’s Chief Financial Officer Robert Bowker was appointed as our Chief Financial Officer. In addition to Messrs. Lea and Bowker, the Board has designated Mr. Peter T. Noone as an executive officer. Messrs. Lea, Bowker and Noone comprise management’s executive committee.

The names, ages and prior business experience of the executive officers are included below.

Martin Lea. Mr. Lea, age 50, has more than 25 years of experience in the data communications, telecommunications and support services sectors. He was appointed as the Company’s President and Chief Executive Officer on April 27, 2007 upon the Company’s acquisition of Invitel. Mr. Lea served as Invitel’s Chief Executive Officer since 2004. Prior to that, he was an Executive Vice President with Intertek Group plc from 2001 to 2003. Intertek is a leading global provider of testing, inspection and certification services. From 1998 to 2001, he was the Managing Director of Racal Telecom, a major UK alternative telecom services provider which was acquired by Global Crossing, whereupon he served as Managing Director of Global Crossing’s UK operations.

Robert Bowker. Mr. Bowker, age 40, was appointed as the Company’s Chief Financial Officer on April 27, 2007 upon the Company’s acquisition of Invitel. Mr. Bowker served as Invitel’s Chief Financial Officer since 2004. Prior to Invitel, he served as the Chief Financial Officer of Eurotel Praha from 2000 to 2004. Eurotel Praha provides wireless voice and data services in the Czech Republic. Prior to Eurotel Praha, he was the Deputy Chief Financial Officer of Eurotel Slovakia. Prior to becoming a chief financial officer, he started his career in public accounting. Mr. Bowker is a South African Chartered Accountant and a Chartered Financial Analyst.

Peter T. Noone. Mr. Noone, age 45, has been the Company’s General Counsel and Secretary since 1996. Prior to joining the Company, Mr. Noone practiced law with a law firm in New York and with a law firm in Washington, D.C. Mr. Noone is licensed to practice law in the states of New York, New Jersey and Washington, as well as Washington D.C. In addition to a law degree, Mr. Noone has a B.S. in accounting and an MBA with a concentration in finance and international business from New York University’s Stern School of Business.

CORPORATE GOVERNANCE

Director Independence

In accordance with American Stock Exchange rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which guidelines follow the elements of independence set forth in the American Stock Exchange listing standards. This independence question is analyzed annually in both fact and appearance to promote arms-length oversight. Based on these standards, the Board determined that Messrs. Andersen, Feiner, and Olsen are “independent directors” because (i) they are not executive officers or employees of the Company; and (ii) in the opinion of the Board, none of them has any relationship which will interfere with the exercise of independent judgment in carrying out the responsibilities of such director. The Board also determined that John B. Ryan, a former director of the Company who served on the Board during the last fiscal year, was an “independent director”. In addition, based on the same standards, the Board has determined that Messrs. Dogonowski, Eriksen, Revsbech and Scheinemann are currently not “independent directors”. Messrs. Dogonowski, Eriksen, Revsbech and Scheinemann are officers of TDC A/S (“TDC”), which currently owns 64% of the Company’s outstanding Common Stock. Pursuant to an agreement with TDC, we are required, under certain conditions, to nominate for election to the Board one person designated by TDC. Messrs. Dogonowski, Eriksen, Revsbech and Scheinemann were elected to the Board at the request of TDC. In addition, the Board has determined that Jesper Helmuth Larsen, an officer of TDC who served on the Board during the last fiscal year, was not an “independent director”. The Board has also determined that Ole Bertram, a director through May 2007 who was also a past President and Chief Executive Officer of the Company, was not an “independent director” because he was previously an executive officer of the Company.

Although the American Stock Exchange has a requirement that a majority of the directors of a listed company be comprised of independent directors, this requirement does not apply to “controlled companies”. Since we are majority-owned by TDC, we are currently utilizing the “controlled company” exemption.

Board Meetings and Committees; Annual Meeting Attendance

The Board held ten meetings during the fiscal year ended December 31, 2007. Each of the incumbent directors attended at least 75% of the meetings of the Board and committees of the Board that were held during the 2007 fiscal year while he was a member of the Board or committee. While the Board does not have a formal policy regarding attendance at annual stockholders meetings, the Board encourages directors to attend each annual meeting of stockholders. Such attendance allows for direct interaction between stockholders and members of the Board. Four of the seven members of the Board attended the Company’s 2007 annual meeting of stockholders.

The Board does not have a separately designated nominating or compensation committee. The functions that would typically be handled by a nominating or compensation committee are handled by the entire Board. The Board has an Audit Committee which consists of Ole Steen Andersen (Chairman), Peter Feiner and Jens Due Olsen. During the fiscal year ended December 31, 2007, the Audit Committee held 11 meetings.

Nominations for Director

The Board does not have a standing nominating committee or a nominating committee charter. The Board believes that it is appropriate for the Company not to have a separate nominating committee because the size and composition of the Board enables it to adequately fulfill the functions of a standing nominating committee. The American Stock Exchange does not require the Company to have a separate nominating committee but generally does require that nominees for election to the board of a listed company be selected, or recommended for the Board’s selection, by either a nominating committee comprised solely of independent directors or by a majority of the independent directors. This requirement does not apply to “controlled companies”, however. Since we are majority-owned by TDC, we are currently utilizing the “controlled company” exemption, and each of our directors participates in the consideration of director nominees.

The key functions of the Board, in its role as a nominating committee, are to determine the size of the Board, determine the nominees for election at stockholders’ meetings and elect directors to fill vacancies on the Board. The Board recommended the seven nominees set forth for election. All seven nominees are currently directors, and each nominee has agreed to be named in this proxy statement and to serve if elected. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board.

The Board will consider nominees recommended by stockholders although, to date, it has not actively solicited such nominations. Recommendations about nominees should be submitted in writing to the Secretary of the Company at the principal U.S. office of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual stockholders’ meeting (provided, however, that in the event that the date of the annual stockholders’ meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual stockholders’ meeting and not later than the close of business on the later of the 90th day prior to such annual stockholders’ meeting or the 10th day following the day on which the Company first makes a public announcement of the date of such stockholders’ meeting). The written recommendation must include: (1) the name and address of the stockholder making the recommendation and the beneficial owner, if any, on whose behalf the nomination is made; (2) the number of shares of Common Stock which are owned of record and beneficially by such stockholder and such beneficial owner; (3) a representation that the stockholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; (4) a representation whether the stockholder or beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to stockholders owning at least the percentage of the Company’s outstanding Common Stock required to elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such nomination; (5) all information regarding the director candidate that would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission; and (6) the written consent of the director candidate to being named in the proxy as a nominee and to serving as a director if elected. The Board may refuse to consider the recommendation of any person not made in compliance with this procedure.

In 2004, the Board established a policy regarding the director nomination process (“Nomination Policy”). The Nomination Policy contains both specific minimum qualifications for Board recommended nominees as well as specific qualities or skills that the Board believes are necessary for one or more of its directors to possess. The specific, minimum qualifications a Board recommended nominee must possess are: the highest ethical character; the ability to read and understand financial statements; be over 21 years of age; no significant and material conflicts; the necessary time to devote to board duties; and the ability to represent the interests of all the Company’s stockholders. The specific qualities or skills that the Board believes are necessary for one or more of its directors to possess are: the relevant expertise and experience and the ability to offer advice and guidance to the Company’s Chief Executive Officer; the ability to evaluate management performance objectively; the necessary independence or financial expertise that may be required; the skills, experience and background to complement the other directors; and the likelihood of a constructive working relationship with the rest of the Board.

The Nomination Policy contains a process for identifying Board of Director candidates which includes using the network of Board contacts, engaging a search firm and considering independent candidates recommended by the Company’s stockholders. The Nomination Policy also contains a procedure for evaluating nominees. All nominees are evaluated by the Board using the criteria summarized above. At its discretion, the Board can use questionnaires, interviews, and additional background and reference checks. Incumbent directors will be evaluated based on their participation and performance. In prior years, the Board has used search firms to identify and evaluate candidates for the Board to consider.

Audit Committee

The Board has an Audit Committee which consists of Ole Steen Andersen (Chairman), Peter Feiner and Jens Due Olsen. The Board has determined that Messrs. Andersen and Olsen are “audit committee financial experts” within the meaning of Securities and Exchange Commission regulations. The Board has determined that all of the current members of the Audit Committee (Messrs. Andersen, Feiner and Olsen) are independent in accordance with the American Stock Exchange listing standards.

The Audit Committee has adopted a written charter. The Audit Committee charter is not available on our web site but a copy was attached to the proxy statement for our 2007 annual stockholders meeting, which proxy statement is filed with the SEC.

The Audit Committee’s duties include, among other duties: the appointment, retention, compensation and oversight of the independent auditor; reviewing the independence, experience, qualifications and performance of the independent auditor; the pre-approval of all audit and non-audit services to be performed by the independent auditor; reviewing and discussing with management and the independent auditor the audited annual financial statements and quarterly unaudited financial statements; reviewing the scope and results of the audits performed; reviewing the adequacy and operation of our financial reporting and internal controls, as well as our disclosure controls and procedures; reviewing and approving related party transactions; monitoring compliance with our Code of Ethics; and performing such other duties or functions with respect to our accounting, financial and operating controls as deemed appropriate by it or the Board. See “Ratification of Independent Auditor- Audit Committee Report.”

During the fiscal year ended December 31, 2007, Jesper Helmuth Larsen, an officer with TDC, served on the Audit Committee. Following his resignation from the Board on January 4, 2007, Mr. Larsen was replaced on the Audit Committee by Carsten Dyrup Revsbech, another officer of TDC. Mr. Revsbech served on the Audit Committee through April 12, 2007. The Board determined that although Messrs. Larsen and Revsbech met the independence standards of the Securities and Exchange Commission regulations, they did not meet the independence standards of the American Stock Exchange since they were officers of TDC, which owns 64% of the Company’s outstanding Common Stock. Messrs. Larsen and Revsbech served on the Audit Committee pursuant to an exception provided by the American Stock Exchange pursuant to which the Board determined that Messrs. Larsen’s and Revsbech’s service on the Audit Committee was in the best interests of the Company and its stockholders. The Board made this determination because of TDC’s significant ownership interest in the Company and TDC’s desire to have representation on the Audit Committee for a limited period of time.

Compensation Committee

The Board does not have a standing compensation committee or a compensation committee charter. The Board believes that it is appropriate for the Company not to have a separate compensation committee because the size and composition of the Board enables it to adequately fulfill the functions of a standing compensation committee. The American Stock Exchange does not require the Company to have a separate compensation committee but generally does require that executive officer compensation be determined, or recommended to the full board for its determination, by either a committee comprised entirely of independent directors or a majority of the independent directors on the whole board. This requirement does not apply to “controlled companies”, however. Since we are majority-owned by TDC, we are currently utilizing the “controlled company” exemption, and each of our directors participates in compensation matters addressed by the Board.

The members of the Board who are officers of TDC do not receive compensation for serving as directors of the Company pursuant to TDC’s internal policies. The compensation for the other members of the Board is determined by the Board each Board term based on prevailing market rates.

The Board approves the compensation packages of our executive officers (the President and Chief Executive Officer, the Chief Financial Officer, and the General Counsel) and certain other officers. The Board has not used compensation consultants. Our Chief Executive Officer provides input and recommendations for all executive officer and officer compensation determined by the Board. For the other officers and employees, the Board has delegated authority to the Chief Executive Officer to determine their compensation.

Compensation Committee Interlocks and Insider Participation

The full Board of Directors performs the role of a compensation committee. During the fiscal year ended December 31, 2007, Ole Bertram (a director of the Company from 1997 to May 2007 and the Company’s President and Chief Executive Officer from 1999 to 2005), Torben V. Holm (a director of the Company from 1999 to 2005 and the Company’s President and Chief Executive Officer from 2005 through April 2007), Martin Lea (the Company’s President and Chief Executive Officer) and Peter T. Noone (the Company’s General Counsel) participated in deliberations of the Company’s Board concerning executive officer compensation.

During the fiscal year ended December 31, 2007, none of the Company’s executive officers served as a member of the compensation committee of any other company that has an executive officer serving as a member of the Company’s Board and none of the Company’s executive officers served as a member of the board of directors of any other company that has an executive officer serving as a member of the Company’s Board.

Communications with the Board of Directors

Stockholders may send written communications to the Company’s Board in care of the Secretary, Hungarian Telephone and Cable Corp., 1201 Third Avenue, Suite 3400, Seattle, WA 98101-3034. Please indicate whether your message is for the Board as a whole, a particular group or committee of directors or an individual director. All written communications from stockholders regarding legitimate Company business will be delivered to the Company’s Board.

Code of Ethics

We have adopted a Code of Ethics that is applicable to our principal executive officer and senior financial officers, which is on file with the SEC.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our compensation practices reflect the characteristics of our business, ownership structure and management and differ significantly from practices in effect at many other companies whose shares are traded on the American Stock Exchange.

•	Hungarian-Based Business

Most of our operations and approximately 1,300 of our approximately 1,400 employees are located within the Republic of Hungary. While still developing, the Hungarian labor market is predominantly a cash-based compensation system. Equity compensation and other risk-based compensation programs are not as prominent a feature of the Hungarian labor market as they are in the United States. Consistent with practice in our principal market, we do not maintain any long-term compensation plans pursuant to which performance will be measured over a period of more than one year and compensation will be paid out after a period of more than a year.

•	Controlling Interest

TDC A/S (“TDC”), the Danish telecommunications company, is our majority stockholder and owns approximately 64% of our outstanding Common Stock. TDC’s largest shareholder is Nordic Telephone Company ApS (“NTC”) which owns 88% of TDC. NTC is owned by five private equity groups. NTC purchased its stake in TDC in 2006. After NTC acquired its controlling interest in TDC, TDC indicated that its core strategy was to focus on the Nordic region, and that all investments outside of the Nordic region, including its investment in the Company, were financial investments.

Given the increased possibility that TDC could divest its majority ownership interest in the Company, or the entire Company could be sold, we determined that it was important for the Company to provide incentive for our Chief Executive Officer, Martin Lea, and the rest of our Budapest-based management team to maximize the equity value of the Company in the event such a triggering event were to occur. Therefore, the Company adopted a cash bonus program that will reward Mr. Lea and the rest of our Budapest-based management team if the Company is either sold or sells all, or substantially all, of its assets. The payment of such bonuses is contingent on the Company achieving a minimum target equity value for the Company’s common stockholders in the event of such a sale, with the amount of bonuses payable increasing as the equity value received by the Company’s common stockholders increases in any such sale.

•	Cash-Based Compensation

Mr. Lea and our other officers have significant equity interests in the Company. In view of these large equity stakes, we believe that management is fully aligned with the Company’s other equity holders in seeking to maximize shareholder value. Given management’s equity stake, our compensation approach for our officers generally seeks to balance that equity stake with a more cash-based compensation system, primarily through the use of management service fees, base salaries and bonuses.

The remaining portions of this CD&A discuss our compensation program in general and for our named executive officers and the rationale for our 2007 pay decisions. For purposes of this Proxy Statement, our named executive officers (collectively, the “Named Executive Officers”) include three executives who are continuing in service with us into 2008 and two executives whose service terminated in 2007; the Named Executive Officers are: (i) Martin Lea, our President and Chief Executive Officer who was appointed to this position upon completion of our acquisition of Invitel on April 27, 2007 (the “Invitel Acquisition”); (ii) Robert Bowker, who was appointed our Chief Financial Officer upon completion of the Invitel Acquisition; (iii) Peter T. Noone, our long-serving General Counsel and Secretary; (iv) Torben V. Holm, who served as our President and Chief Executive Officer from May 2005 until the completion of the Invitel Acquisition; and (v) Steven Fast, who served as our Chief Financial Officer from January 15, 2007 until the completion of the Invitel Acquisition.

Objectives of the Compensation Program

The primary objective of our compensation program, including our compensation program for our Named Executive Officers, is to attract, motivate, reward and retain the managerial talent needed to achieve our business objectives. In addition, the compensation program is intended to compensate all employees at competitive market rates, while recognizing extraordinary accomplishments. Finally, the compensation program is intended to be perceived by all of our employees, stockholders and other stakeholders as fair.

What the Compensation Program is Designed to Reward

The compensation program is designed to reward employees’ individual performances as well as the employees’ contributions to, and the success of, their teams, their departments, and the Company overall. The compensation program provides incentives to achieve our objectives and rewards exceptional performance and accomplishments that contribute to our business success and goals. Compensation arrangements for our Named Executive Officers have been designed to align a portion of their compensation with the achievement of our business objectives and growth strategy. In addition, the bonus packages, which are payable in the event that the Company is either sold or sells all, or substantially all, of its assets are designed to reward our management team for increasing the equity value of the Company in the event that such a triggering event were to occur.

Elements of Compensation

Aside from the compensation package of Mr. Holm, which is described below, the key elements of our compensation program are base salaries or management service fees, performance cash bonuses for contributions to short and long-term goals, severance arrangements, the payment of housing costs, the reimbursement of educational expenses and the use of Company provided automobiles. We have also instituted a cash bonus program to reward our Budapest-based management team in the event that the Company is either sold or sells all, or substantially all, of its assets. While we have also granted stock options to certain officers in the past, for 2007 only Mr. Noone received a stock option grant.

The Compensation program for our Named Executive Officers and other officers and employees is cash-based for the most part. A large number of the members of the management team that Mr. Lea assembled upon his appointment as President and Chief Executive Officer joined the Company from Invitel, in which they held a significant equity interest. As part of the Invitel Acquisition, we paid the management team from Invitel that remained to become part of the Company’s new management team a combination of cash and Common Stock in exchange for their equity stake in Invitel; as a result, Mr. Lea and Mr. Bowker currently own approximately 2.4% and 1.5%, respectively, of our outstanding Common Stock. In addition, since 1997 we have awarded Mr. Noone an annual grant of stock options to provide him with an equity stake in the Company, as a result of which Mr. Noone is the beneficial owner (as determined under the SEC’s rules) of approximately 0.9% of our outstanding Common Stock. In total, our entire management team and Board own approximately 5.8% of our outstanding Common Stock. We believe that in view of their large equity stake, our management is fully aligned with the Company’s other equity holders in seeking to maximize shareholder value. Given management’s equity stake, we believe that it is appropriate to balance that equity stake with a more cash-based compensation system primarily through the use of cash salaries, management service fees and bonuses.

Base Salaries and Management Service Fees. We pay management services fees to the separate service companies that make the services of Mr. Lea and Mr. Bowker available to us and we pay a base salary to our other officers. Management service fees or base salaries, as applicable, provide a minimum level of guaranteed compensation and are a necessary element to enable us to compete in the Hungarian labor market. We determine base salaries and management service fees following negotiations and they are based on competitive market conditions.

Annual Bonus. The Company is contractually obligated to pay annual performance bonuses up to a maximum of 50% of the annual management service fees payable for the services of Messrs. Lea and Bowker. For 2007, the Board approved a bonus target for Mr. Noone of up to 25% of his annual base cash compensation. The bonus determinations for 2007 for each of our executive officers are discussed below.

Transaction Bonus Program. As noted above, in connection with the Invitel Acquisition, we determined that it would be important for the Company to provide incentives to Mr. Lea and the rest of our Budapest-based management team to maximize the equity value of the Company in the event of a sale of the Company or of all, or substantially all, of the Company’s assets. We have adopted a cash bonus program that will reward Mr. Lea and the rest of the Budapest-based management team in the event that the Company is either sold or sells all, or substantially all, of its assets, subject to the Company achieving a minimum target equity value for the Company’s common stockholders. The terms of this bonus program are discussed under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

The payment of such bonuses is contingent on such a sale with the amount of bonuses payable increasing as the equity value received by the Company’s common stockholders increases in any such sale.

Severance. We have certain severance arrangements in place which normally provide for the payment of a lump sum payment based on an individual’s current compensation. There provisions are intended principally to assist individuals as they transition to new employment. See “-Potential Payments Upon Termination or Change-in-Control.”

Other Benefits. We have provided certain executive officers with stock options to align the interests of such officers with the Company’s equity holders; in 2007 we granted options to Mr. Noone but not to any other Named Executive Officer.

Overall. The Board believes that the Company’s compensation structure, comprised of various elements, enables the Company to meet its primary objective of attracting, motivating, rewarding and retaining the right mix of employees needed to achieve the Company’s business objectives. The Board also believes that the Company’s compensation structure is both fair and competitive and allows us to reward extraordinary accomplishments.

Compensation Decision-Making

The Company’s full Board of Directors performs the duties of a Compensation Committee. The American Stock Exchange normally requires executive officer compensation be determined, or recommended to the full board for its determination, by either a committee comprised entirely of independent directors or a majority of the independent directors on the whole board. The American Stock Exchange nevertheless allows companies that are majority owned to opt out of this requirement. Given our ownership structure, we qualify for this exemption and have exercised our right to opt out of the independence requirement. TDC employees make up a majority of the Company’s Board and are not deemed “independent”.

The Board did not use the services of any compensation consultants in 2007.

2007 Compensation Packages of Named Executive Officers

•	Messrs. Lea and Bowker

Background. One of our key strategies has been to grow and build a larger and more competitive fixed line telecommunications services provider in Hungary so that we could compete more effectively against T-Com and the mobile operators, as well as the cable television operators and the alternative telecommunications services providers that have entered the Hungarian telecommunications market. Magyar Telekom Plc (T-Com is the operating brand name of Magyar Telekom Plc), the successor company to the former state monopoly telephone company, is the largest fixed line telecommunications services provider in Hungary with an estimated residential and business market share of greater than 70%. The Invitel Acquisition was a critical step in our competitive strategy. Combining the second and third largest fixed line telecommunications services providers in Hungary has enhanced our competitive position and diversified our revenue base within Hungary. Today, we are the second largest fixed line telecommunications services provider in Hungary and the incumbent provider of fixed line telecommunications services to residential and business customers in our 14 historical concession areas, where we have a dominant market share. We are also the number one alternative fixed line operator outside our historical concession areas.

As we entered into negotiations for the Invitel Acquisition, we identified Messrs. Lea and Bowker of Invitel as the critical officers necessary to lead the management team of the combined company, as Mr. Holm was returning to Denmark at the end of a two-year period.

The Service Agreements. Prior to the Invitel Acquisition, Invitel had entered into management service agreements to secure the services of Mr. Lea as Chief Executive Officer and Mr. Bowker as Chief Financial Officer. As part of our negotiations to acquire Invitel, our negotiating team, led by the Chairman of our Board of Directors, negotiated amendments to such management service agreements. The Board approved the amendments as part of the Invitel Acquisition approval process (as amended and restated, the “CEO Service Agreement” for the services of Mr. Lea and the “CFO Service Agreement” for the services of Mr. Bowker, and together, the “Service Agreements”).

Effective upon completion of the Invitel Acquisition, the annual management service fees for Messrs. Lea’s and Bowker’s services were increased by 25% to €343,750 (approximately $540,000 at current exchange rates) and €275,000 (approximately $432,000 at current exchange rates), respectively, to take into account, among other matters, their increased responsibilities in a larger publicly traded company with SEC filing requirements, their increased management responsibilities in a larger organization, the more complex financial structure of the Company and their role in restructuring the Company’s operations following the Invitel Acquisition in order to capitalize on the potential synergies. The Company is contractually obligated to pay annual performance bonuses up to a maximum of 50% of the annual management service fees payable for the services of Messrs. Lea and Bowker. This is the same bonus percentage target that each had at Invitel. The Board did not set any formal Company performance bonus targets in connection with Messrs. Lea’s and Bowker’s services in 2007.

In February 2008 the Board approved 2007 performance bonuses in the amount of €171,875 (approximately $254,375 at the time of Board approval) and €137,500 (approximately $203,500 at the time of Board approval) for the services of Messrs. Lea and Bowker, respectively. The bonuses were equal to 50% of the respective annual management service fees for Messrs. Lea and Bowker and were based solely on the Company’s performance. The Board had not pre-established any specific performance targets or goals for determining annual bonuses. Instead, it based its judgment on the appropriate bonus amounts after having principally considered three key Company accomplishments in 2007: the Company’s financial performance; the substantial progress in the integration of Invitel; and Messrs. Lea’s and Bowker’s efforts in securing two acquisitions for the Company (Tele2 Hungary and Memorex). The Board used the Company’s 2007 Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization subject to adjustment for some one-time costs such as integration and restructuring costs and certain other items) and Adjusted EBITDA Margin % (Adjusted EBITDA as a percentage of revenue) on a pro-forma basis as its principal financial performance measures in evaluating the Company’s 2007 financial performance because the Board believes that they are the key measures utilized by the Company’s financial investors when evaluating the Company’s financial performance and valuing the Company. For 2007, the Company’s Adjusted EBITDA on a pro-forma basis grew by 2% in local currency terms as compared to 2006 while the Company’s Adjusted EBITDA Margin % increased from 34% to 38%. (The calculations of Adjusted EBITDA and Adjusted EBITDA Margin % were included in a presentation by the Company that was “furnished” to the SEC on March 12, 2008). The Board considered the integration of Invitel and the extraction of financial savings from the Invitel Acquisition to be key factors in evaluating the success of the Invitel Acquisition. The Company expects the annualized operating expense synergies from the Invitel Acquisition (current estimate €17 million, approximately $26.7 million at current exchange rates) to exceed the Company’s initial estimate (€14 million, approximately $22.0 million at current exchange rates). The Board considers the acquisitions of Tele2 Hungary and Memorex to be key drivers in restoring growth to the Company’s business.

The CEO Service Agreement and the CFO Service Agreement also provided for special one-time lump sum bonuses in 2007 in the amount of €250,000 each (approximately $337,500 at historical exchange rates), which bonuses were paid following the successful completion of the Company’s €200 million Floating Rate Note offering in connection with the Invitel Acquisition. The financing was a critical step in enabling the Company to complete the Invitel Acquisition.

The Service Agreements also provide for special one-time lump sum bonus payments in the event of a “Trigger Event” (a change-in-control) and contain provisions that apply in the event the Service Agreements are terminated. See “-Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “-Potential Payments Upon Termination or Change-in-Control” below.

•	Mr. Noone

Mr. Noone has an employment agreement with an indefinite term. Either Mr. Noone or the Company can terminate the agreement following required notice periods. The indefinite term of Mr. Noone’s contract provides us with the flexibility to retain Mr. Noone without having to continually renegotiate employment terms.

Mr. Noone’s employment agreement provides for a fixed base salary that was market-based at inception and is adjusted annually. For 2007 Mr. Lea recommended a base salary, which was approved by the Board and based on publicly available and private regional surveys of General Counsel salaries. Mr. Noone’s employment agreement also provides for a grant each year of stock options to purchase at least 20,000 shares of Common Stock. The options are fully vested and exercisable upon grant. The option grant is intended to tie a significant portion of Mr. Noone’s compensation to long-term stockholder value and provide an incentive for Mr. Noone to remain with the Company. The size of the option grant was originally market-based and it has remained constant over the last several years.

Mr. Noone is eligible to receive an annual performance bonus at the Board’s discretion consisting of either cash, stock, additional stock options or a combination thereof. To date, we have primarily rewarded Mr. Noone with annual cash bonuses based on an evaluation of his performance by both the Board and the Chief Executive Officer. Mr. Noone’s bonuses have traditionally been based on both his short-term performance and his contributions to long-term initiatives such as his work on corporate governance and other strategic initiatives. For 2007, Mr. Lea recommended, and the Board approved, a discretionary cash bonus for Mr. Noone in the amount of $61,500 (25% of his 2007 base cash compensation) which was based in part on the Company’s performance (as summarized above with respect to Messrs. Lea and Bowker’s 2007 bonuses) and, in part, on his personal performance, particularly his work with the Board and his contributions to our ongoing corporate governance and SEC compliance. We have awarded cash bonuses rather than additional equity compensation bonuses to balance the equity compensation built into Mr. Noone’s employment agreement.

The terms of Mr. Noone’s agreement that apply upon termination of his employment (including upon termination following a change in control of the Company) are described below under “Potential Payments Upon Termination or Change-in-Control.”

•	Mr. Holm

Background. TDC has been a significant investor in the Company since 1994. TDC significantly increased its equity stake in the Company in 2004 and again in 2005, becoming the Company’s majority shareholder in April 2005. As majority shareholder, TDC nominated, and the Company’s Board approved the appointment in April 2005 of, Torben V. Holm to serve as the Company’s President and Chief Executive Officer. At that time, Mr. Holm, an officer with TDC, was serving as the Chairman of our Board. Mr. Holm was one of two representatives from TDC serving on the Company’s Board. Mr. Holm did not stand for re-election to the Company’s Board so that upon assuming the offices of President and Chief Executive Officer in May 2005, Mr. Holm was no longer a director of the Company.

Prior to assuming his position with the Company, Mr. Holm negotiated and executed an employment agreement with TDC pursuant to which he would remain an employee of TDC but serve as an executive officer of the Company pursuant to a secondment agreement (as described below). The executive compensation package contained in the employment agreement between TDC and Mr. Holm was negotiated and agreed to by TDC and based upon current market conditions and in accordance with TDC’s policies and procedures for its employees serving outside Denmark.

As is typical with TDC employees serving abroad, Mr. Holm was “tax equalized” in that he was provided with a guaranteed after-tax “take home” salary. TDC is responsible for all the taxes imposed upon his guaranteed “take home” salary as well as the taxes on the other taxable components of his compensation. Mr. Holm’s employment agreement provided for the payment of his transportation costs to commute weekly back to his home in Denmark. TDC made monthly contributions to a vested retirement account for Mr. Holm. Mr. Holm was entitled to the use of an automobile and housing while in Budapest, Hungary. He was also reimbursed for the costs associated with tax advice.

On March 6, 2007, the Company and TDC entered into a secondment agreement which provided for the Company to reimburse TDC for a portion of the costs associated with Mr. Holm’s employment. In April 2007, we paid Mr. Holm a 2007 performance bonus in the amount of €30,000 (approximately $40,800 at the time of Board approval) based on his work on the Invitel Acquisition, including his work on the pre-closing integration plan. Mr. Holm’s service as President and Chief Executive Officer ended on April 27, 2007 upon the completion of the Invitel Acquisition, and our secondment agreement with TDC regarding Mr. Holm was terminated in May 2007. See “-Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Other Information-Certain Relationships and Related Transactions” for a more detailed description of the Company’s costs for the services of Mr. Holm.

•	Mr. Fast

Mr. Fast’s employment agreement provided for an annual salary of €200,000 (approximately $266,000 at historical exchange rates). He also received a housing allowance in the amount of €2,000 per month (approximately $2,660 at historical exchange rates). Mr. Fast’s compensation was principally based on surveyed market rates for a Chief Financial Officer (as cited in European business publications) and the knowledge of the Board with respect to compensation rates Mr. Fast’s employment agreement provided that we could terminate the employment agreement without cause during the first year of employment; his benefit and termination provisions were based on market rates for a consultant with similar experience (based on the Board’s experience). Following the completion of the Invitel Acquisition on April 27, 2007 and the retention of Mr. Bowker as our Chief Financial Officer, we mutually agreed with Mr. Fast to terminate his employment agreement after a one-month transition period. We paid Mr. Fast a lump sum payment in the amount of €63,000 (approximately $84,420 at the time of payment) pursuant to the terms of his employment agreement. See “-Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “-Potential Payments Upon Termination or Change-in-Control.”

Miscellaneous

We have utilized publicly available market surveys in making compensation decisions but we have not targeted any of our compensation decisions to any specific benchmarks or peer groups.

Our awards of stock options to Mr. Noone and other executive officers have been made on certain dates set well in advance (traditionally the first business day of the year) per contractual obligations with the officers. The exercise prices of our stock options are determined based on the average of the closing prices of our Common Stock on the American Stock Exchange for the 20 trading days prior to the date of grant.

To date, amounts realizable from prior compensation have not had a material affect on our subsequent compensation decisions.

We do not have any formal equity ownership requirements.

We review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 in any taxable year that is paid to certain individuals unless the compensation is performance based. We believe that the compensation paid under our compensation programs is generally fully deductible for federal income tax purposes. However, in certain situations, we may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Compensation Committee Report

The following Report of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which is to be included in the Company’s 2008 Stockholder Meeting Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy Statement”). Based on such review and discussions, the Board of Directors approved the inclusion of the Compensation Discussion and Analysis in the Company’s Proxy Statement.

Ole Steen Andersen

Robert R. Dogonowski

Jesper Theill Eriksen

Peter Feiner

Jens Due Olsen

Carsten Dyrup Revsbech

Henrik Scheinemann

2007 Summary Compensation Table

The following table includes information concerning compensation for the fiscal years ended December 31, 2006 and December 31, 2007 in reference to Torben V. Holm, our former President and Chief Executive Officer; Martin Lea, our current President and Chief Executive Officer; Steven Fast, our former Chief Financial Officer; Robert Bowker, our current Chief Financial Officer; and Peter T. Noone, our General Counsel and Secretary (collectively, the “Named Executive Officers”). The Board has designated Messrs. Lea, Bowker and Noone as executive officers and members of management’s executive committee. Certain compensation amounts reported in this table were paid in euros (€ or EUR), Hungarian forints (HUF) or Danish krones (DKK) and have been converted into U.S. dollars using the relevant average exchange rate correlating to the period the payments were made. The majority of the amounts reported for Mr. Holm have been paid, or are payable, by TDC for the services of Mr. Holm as an Executive Officer of the Company. Mr. Holm was an employee of TDC when he served as our President and Chief Executive Officer from 2005 through April 2007. The amounts reported for Messrs. Lea and Bowker include only amounts earned following our acquisition of Invitel on April 27, 2007. The amounts reported for Mr. Fast cover the period from January 15, 2007 to May 31, 2007 (Mr. Fast served as our Chief Financial Officer from January 15, 2007 until our acquisition of Invitel on April 27, 2007 and, thereafter, in a transitional role until his departure from the Company as of May 31, 2007).

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Robert Bowker, Chief Financial Officer	2007	255,754	203,500	—	—	337,500	—	35,965	(5)	832,719
Steven Fast, former Chief Financial Officer	2007	99,750	—	—	—	—	—	96,390	(6)	196,140
Torben V. Holm, former President and Chief Executive Officer	2007 2006	65,658 215,800	70,691 29,168	— —	— —	— —	— —	257,318 663,394	(7)	393,667 908,362
Martin Lea, President and Chief Executive Officer	2007	319,689	254,375	—	—	337,500	—	90,615	(8)	1,002,179
Peter T. Noone, General Counsel and Secretary	2007 2006	242,061 214,461	61,500 30,000	— —	169,800 178,600	— —	— —	3,939 3,939	(9)	477,300 427,000

(1)	Mr. Holm received a guaranteed after-tax “take-home” salary and TDC is responsible for the taxes imposed upon his guaranteed “take home” salary as well as the taxes on the other taxable components of his compensation. The 2006 amount reported for Mr. Holm includes a guaranteed monthly payment that Mr. Holm received from TDC in lieu of the implementation of a stock option program in 2006 by TDC. The amounts reported for Messrs. Bowker and Lea consist of monthly management service fees.
(2)	The 2006 amount reported for Mr. Holm consists of a guaranteed after-tax “take-home” 2006 performance bonus. We approved a payment to TDC as reimbursement for the costs of the 2006 performance bonus for Mr. Holm and the related taxes. The 2007 amount reported for Mr. Holm consists of a 2007 performance bonus paid by us and a guaranteed after-tax “take-home” bonus paid by TDC to Mr. Holm for completing his assignment at the Company.
(3)	The accounting expense for 2006 and 2007 in connection with the grant of stock options to Mr. Noone in 2006 and 2007 was calculated in accordance with SFAS 123R and the valuations were made using the Black-Scholes option pricing model. The assumptions used in such valuations are included in Footnote 1(m) of the Notes to Consolidated Financial Statements for the year ended December 31, 2007, which financial statements are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(4)	The amounts reported for Messrs. Bowker and Lea are cash bonus awards which were based on incentive cash bonus plans established as part of the Invitel Acquisition, pursuant to which the Company paid cash bonuses of €250,000 ($337,500) to each of the service companies providing Mr. Lea’s and Mr. Bowker’s services upon the completion of the Company’s €200 million Floating Rate Note offering in connection with the Invitel Acquisition.
(5)	The amount reported for Mr. Bowker consists of the value of the following perquisites and other personal benefits: the costs for us to rent an apartment in Budapest for Mr. Bowker ($30,132); and the costs associated with the provision by the Company of an automobile in Budapest for Mr. Bowker.
(6)	The amount reported for Mr. Fast includes a lump sum payment ($84,420) paid in connection with the termination of Mr. Fast’s employment agreement. The amount reported also includes the value of a housing allowance paid to Mr. Fast in the amount of $11,970 (€2,000 per month).
(7)	The 2007 amount reported for Mr. Holm includes our estimate of Mr. Holm’s personal tax liability which is reimbursed by TDC ($209,384) and TDC’s contributions to a vested retirement plan for Mr. Holm ($14,605). The amount reported also includes the value of the following perquisites and other personal benefits: the costs associated with Mr. Holm’s weekly commute back to his home in Denmark, which costs include airfare, parking and other costs; the costs for the Company to rent an apartment in Budapest for Mr. Holm; the costs associated with the provision by the Company of an automobile in Budapest for Mr. Holm; the payment by TDC for certain personal tax advice for Mr. Holm; a holiday allowance paid by TDC; and some utility costs.
(8)	The amount reported for Mr. Lea consists of the value of the following perquisites and other personal benefits: the costs for us to rent a house in Budapest for Mr. Lea and his family ($44,640); the costs associated with the provision by the Company of an automobile in Budapest for Mr. Lea; and amounts reimbursed by the Company to the service company providing Mr. Lea’s services for certain educational costs for Mr. Lea’s children and some travel costs related thereto ($40,142).
(9)	The amounts reported for Mr. Noone consist of payments to Mr. Noone for certain life insurance costs.

2007 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to certain Non-Equity Incentive Plans and stock options granted during the fiscal year ended December 31, 2007 to each of the Named Executive Officers.

Name and Principal Position	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Closing Market Price on	Grant Date Fair Value of Stock and
			Threshold ($)		Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)(1)	Awards ($/Sh)	Date of Grant	Option Awards
Robert Bowker, Chief Financial Officer	—		—		337,500	(1)	—	—	—	—	—	—	—	—	—
Robert Bowker, Chief Financial Officer	—		970,800	(1)	—		—	—	—	—	—	—	—	—	—
Martin Lea, President and Chief Executive Officer	—		—		337,500	(1)	—	—	—	—	—	—	—	—	—
Martin Lea, President and Chief Executive Officer	—		1,578,800	(1)	—		—	—	—	—	—	—	—	—	—
Peter T. Noone, General Counsel and Secretary	01/02/07	(2)	—		—		—	—	—	—	—	20,000	14.64	$14.79	169,800

(1)	See “-Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a detailed explanation of these awards.
(2)	As required per the employment agreement between the Company and Mr. Noone, the Company granted an option to Mr. Noone under its 2004 Long-Term Incentive Plan, on the first business day of the year. The option gives Mr. Noone the right to purchase 20,000 shares of Common Stock at an exercise price of $14.64 per share. In accordance with the Company’s policy, the exercise price was determined based on the market price of the Company’s Common Stock on the date of grant, which market price was calculated based on the average of the closing price of the Company’s Common Stock on the American Stock Exchange for the twenty trading days prior to the date of grant. The exercise price ($14.64) was less than the closing market price of the Company’s Common Stock on the American Stock Exchange on the first day of stock trading in 2007 ($14.79).

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Mr. Lea

The CEO Service Agreement was entered into in connection with the Invitel Acquisition. It currently provides for an annual management service fee of €343,750 (approximately $540,000 at current exchange rates) paid monthly, which will be reviewed annually. The Company is contractually obligated to pay an annual performance bonus up to a maximum of 50% of the annual management service fee. In February 2008 the Board approved a 2007 performance bonus in the amount of €171,875 (approximately $254,375 at the time of Board approval). We provide Mr. Lea with the use of a Company car and pay for his housing costs in Budapest and, pursuant to the CEO Service Agreement, reimburse the educational costs of Mr. Lea’s children (including certain transportation costs associated therewith). The CEO Service Agreement also provided for a special one-time lump sum bonus in 2007 in the amount of €250,000 (approximately $337,500 at historical exchange rates), conditioned upon, and paid following the successful completion of the Company’s €200 million Floating Rate Note offering in connection with the Invitel Acquisition.

In addition, the CEO Service Agreement provides for a special one-time lump sum bonus payment in the event of a “Trigger Event”. A Trigger Event generally means

•

any transaction or series of transactions, including a consolidation or merger, following which the Company’s shareholders no longer own at least 50% of the combined voting power of the surviving entity (or its ultimate parent); or

•	a sale of all or substantially all of the assets of the Company (other than to an affiliate).

If a Trigger Event occurs and the per share consideration, determined on a fully diluted basis, to be received by the holders of the shares of the Company’s Common Stock (the “Per Share Consideration”) is at least $14.69, the Company shall be required to pay a bonus under the CEO Service Agreement (the “Trigger Event Bonus”). The Trigger Event Bonus shall be calculated as follows: (a) 39.47% of $4 million (that is, $1,578,800), plus (b) 39.47% of the net present value (using a discount rate of 10% per annum) of 10% of the increase in the equity value of the Company implied by the increase in the Per Share Consideration over $14.69, but not less than zero. For this purpose, the implied increase in the equity value is determined by multiplying the Per Share Consideration by the total number of shares of the Company’s Common Stock outstanding, on a fully-diluted basis, on the date of the Trigger Event, and subtracting from the result the amount calculated by multiplying $14.69 by the total number of shares of the Company’s Common Stock outstanding, on a fully-diluted basis, on April 27, 2007. If the Company achieves at least the minimum target equity value for the Company’s common stockholders upon the occurrence of a Trigger Event, the Company will be obligated to pay a minimum bonus of $1,578,800.

Mr. Bowker

The CFO Service Agreement was entered into in connection with the Invitel Acquisition. It currently provides for an annual management service fee of €275,000 (approximately $432,000 at current exchange rates) paid monthly, which will be reviewed annually. The Company is contractually obligated to pay an annual performance bonus up to a maximum of 50% of the annual management service fee. In February 2008 the Board approved a 2007 performance bonus in the amount of €137,500 (approximately $203,500 at the time of Board approval). We provide Mr. Bowker with the use of a Company car and pay for his housing costs in Budapest. The CFO Service Agreement also provided for a special one-time lump sum bonus in 2007 in the amount of €250,000 (approximately $337,500 at historical exchange rates), conditioned upon, and paid following the successful completion of the Company’s €200 million Floating Rate Note offering in connection with the Invitel Acquisition.

In addition, the CFO Service Agreement, similar to the CEO Service Agreement, provides for a special one-time lump sum bonus payment in the event of a “Trigger Event”. The Trigger Event Bonus with respect to the services of Mr. Bowker shall be calculated as follows: (a) 24.27% of $4 million (that is $970,800), plus (b) 24.27% of the net present value (using a discount rate of 10% per annum) of 10% of the increase in the equity value of the Company implied by the increase in the Per Share Consideration over $14.69, but not less than zero. For this purpose, the implied increase in equity value shall be determined in the same manner as under the CEO Service Agreement. If the Company achieves at the least the minimum target equity value for the Company’s common stockholders upon the occurrence of a Trigger Event, the Company will be obligated to pay a minimum bonus of $970,800.

Mr. Noone

Mr. Noone’s employment agreement provides for an indefinite term with a 2007 annual base compensation of $246,000. The agreement also provides for an annual award of immediately-vested ten-year options to purchase at least 20,000 shares of Common Stock. Mr. Noone is eligible to receive an annual performance bonus at the Company’s discretion consisting of either cash, stock, additional stock options or a combination thereof. In February 2008, the Board awarded Mr. Noone a discretionary performance bonus for 2007 in the amount of $61,500.

Mr. Holm

TDC nominated, and the Board approved the appointment of, Torben V. Holm (a TDC Officer) to serve as the Company’s President and Chief Executive Officer following TDC’s acquisition of additional debt and equity securities of the Company in April 2005, which acquisition resulted in TDC owning a majority of the Company’s outstanding Common Stock. Mr. Holm was an employee of TDC while serving as our President and Chief Executive Officer and as head of management’s executive committee through April 2007. Mr. Holm had an employment agreement with TDC and TDC was responsible for the payment of Mr. Holm’s compensation. Mr. Holm was “tax equalized” in that he was provided with a guaranteed after-tax “take home” salary. TDC was responsible for all the taxes imposed upon his guaranteed “take home” salary as well as the taxes on the other taxable components of his compensation. TDC made monthly contributions to a vested retirement account for Mr. Holm. Mr. Holm’s employment agreement provided for the payment of his transportation costs to commute weekly back to his home to Denmark. Mr. Holm was entitled to an automobile and housing in Budapest, Hungary. He was also provided with reimbursement for the costs associated with tax advice. Mr. Holm served as an executive officer of the Company pursuant to a secondment arrangement with TDC. On March 6, 2007, the Company and TDC entered into secondment agreement which provided for the Company to reimburse TDC for some of the costs associated with the employment of Mr. Holm.

We paid TDC: (i) €436,774 (approximately $686,000 at current exchange rates) for Mr. Holm’s services from May 2005 through April 2006; (ii) €36,200 per month for the period from May 2006 through the end of Mr. Holm’s term in April 2007 (€434,400 in the aggregate (approximately $682,000 at current exchange rates)); and (iii) €51,783 (approximately $81,000 at current exchange rates) to cover the costs for the payment of a start-up bonus and performance bonus for 2005. In addition, we agreed to be responsible for paying other costs pertaining to Mr. Holm, including lodging in Budapest and for certain of Mr. Holm’s travel costs back to his home in Denmark. Finally, we reimbursed TDC €58,414 (approximately $92,000 at current exchange rates) for the costs of a 2006 performance bonus for Mr. Holm and we paid directly to Mr. Holm a performance bonus for 2007 in the amount of €30,000 (approximately $40,800 at the time of Board approval). The secondment agreement regarding Mr. Holm was terminated in May 2007.

Mr. Fast

Mr. Fast commenced his employment on January 15, 2007 following the announcement of our agreement to purchase Invitel. Mr. Fast became our Chief Financial Officer with the understanding and expectation that, following the anticipated completion of the Invitel Acquisition, Mr. Bowker (Invitel’s Chief Financial Officer) would become our Chief Financial Officer. Mr. Fast’s employment agreement provided for a monthly salary based on an annual salary of €200,000 (approximately $266,000 at historical exchange rates). He also received a housing allowance in the amount of €2,000 per month (approximately $2,660 at historical exchange rates). Mr. Fast’s employment agreement provided that we could terminate the employment agreement without cause during the first year of employment. In such an event, Mr. Fast would be entitled to a lump sum termination payment equal to the amount derived from the following calculation: (i) the difference between (x) the rate of €1,400 per work day from the beginning of his employment through the termination date of his employment and (y) the salary paid to him for such employment period (ii) minus the value of the benefits paid during the employment period including his housing allowance. Following the completion of the Invitel Acquisition on April 27, 2007 and the retention of Mr. Bowker as our Chief Financial Officer, we mutually agreed with Mr. Fast to terminate his employment agreement after a one-month transition period. We paid Mr. Fast a lump sum payment in the amount of €63,000 (approximately $84,420 at the time of payment) pursuant to the terms of Mr. Fast’s employment agreement.

2007 Outstanding Equity Awards Value at Fiscal Year-End

The following table includes certain information, as of the fiscal year end December 31, 2007, with respect to the value of all unexercised options previously awarded to the Named Executive Officers. The number of options held at December 31, 2007 includes options granted under the 2002 Incentive Stock Option Plan, as amended, and the 2004 Long-Term Incentive Plan. All options included in this table were vested upon the date of grant.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Peter T. Noone, General Counsel and Secretary	20,000 20,000 20,000 20,000 20,000 20,000	— — — — — —	— — — — — —	4.72 7.46 9.39 13.01 15.62 14.64	01/01/12 01/01/13 12/31/13 01/02/15 01/02/16 01/01/17	— — — — — —	— — — — — —	— — — — — —	— — — — — —

Potential Payments Upon Termination or Change-in-Control

Mr. Lea

The CEO Service Agreement does not have a fixed term. We may terminate the CEO Service Agreement and only owe any amounts then due and payable without being required to make any additional payments upon the occurrence of circumstances specified “as cause” for termination in the CEO Service Agreement. For purposes of the CEO Service Agreement, “cause” generally means (i) the termination of Mr. Lea’s delegation to the Company by the service company providing Mr. Lea’s services and the failure to agree with the Company on the identity of a replacement, (ii) a material breach of the CEO Service Agreement by the service company, (iii) a breach by Mr. Lea of his undertaking provided pursuant to the CEO Service Agreement or (iv) any act by Mr. Lea which would constitute gross misconduct or material dishonesty or his conviction of any criminal offense punishable with imprisonment that directly or indirectly harms the Company or any of its affiliates. If we fail to secure or renew appropriate visa or work permits for Mr. Lea, the service company providing Mr. Lea’s services may terminate the CEO Service Agreement and be entitled to receive, in addition to any amounts then due and payable, specified payments or benefits (subject to certain conditions), including (i) a lump sum payment equal to six months of management service fees (currently €171,875, approximately $270,000 at current exchange rates), (ii) a partial payment of any applicable annual performance bonus (annual target is a maximum of 50% of annual management service fee, €171,875, approximately $270,000 at current exchange rates), (iii) a pro-rata portion of the Trigger Event Bonus (if and when paid, the threshold is $1,578,800), (iv) the provision of a Company car and mobile telephone for Mr. Lea for 12 months (approximately $10,000), (v) a housing allowance for Mr. Lea for 12 months (€48,000, approximately $75,000 at current exchange rates), and (vi) the reimbursement of the educational costs for Mr. Lea’s children for 12 months (the annual cost is approximately GBP 26,616, approximately $53,000 at current exchange rates). We may terminate the CEO Service Agreement if Mr. Lea is unable to perform his duties because of personal bankruptcy, illness or other disability, in which case we must pay any amounts then due and payable and continue to provide (subject to certain conditions) (x) a housing allowance for Mr. Lea for three months (€12,000, approximately $19,000 at current exchange rates), (y) the reimbursement of the educational costs for Mr. Lea’s children for three months (the annual cost is approximately GBP 26,616, approximately $53,000 at current exchange rates), and (z) the use of a Company car and mobile telephone for Mr. Lea for three months (approximately $2,500). Finally, we may terminate the CEO Service Agreement at any time without cause and, subject to certain restrictions, the service company providing Mr. Lea’s services may terminate the CEO Service Agreement for “good reason.” In either case, we will be required to make or provide for, in addition to the payment of any amounts then due and payable, specified payments or benefits (subject to certain conditions), including (i) a lump sum payment equal to 12 months of management service fees (€343,750, approximately $540,000 at current exchange rates), (ii) a partial payment of any applicable annual performance bonus (annual target is a maximum of 50% of annual management service fee, €171,875, approximately $270,000 at current exchange rates), (iii) a pro-rata portion of the Trigger Event Bonus (if and when paid, the threshold is $1,578,800), (iv) a Company car and mobile telephone for Mr. Lea for six months (approximately $5,000), (v) a housing allowance for Mr. Lea for six months (€24,000, approximately $38,000 at current exchange rates), and (vi) the reimbursement of the educational costs for Mr. Lea’s children for six months (the annual cost is approximately GBP 26,616 per annum, approximately $53,000 at current exchange rates). For purposes of the CEO Service Agreement, “good reason” generally means (i) a reduction in the annual management service fee or the target annual performance bonus or certain other fees, (ii) a diminution in Mr. Lea’s duties or responsibilities, (iii) the relocation of Mr. Lea’s office outside of a 50 kilometer radius of the greater Budapest area or (iv) a breach by the Company of a material provision of the CEO Service Agreement or any agreement between the Company and the service company providing Mr. Lea’s services.

While the CEO Service Agreement is in effect and for a period of 24 months after the termination of the CEO Service Agreement, Mr. Lea will be restricted from competing with the Company.

The CEO Service Agreement also provides for a special one-time lump sum bonus payment in the event of a “Trigger Event”. See “-Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a more detailed description of such bonus in the event of a Trigger Event. If a Trigger Event had occurred at the end of 2007, the Company would have been obligated to pay approximately $3.4 million in connection with the services of Mr. Lea based on a year-end stock price of $17.69.

Mr. Bowker

The CFO Service Agreement does not have a fixed term. We may terminate the CFO Service Agreement and only owe any amounts then due and payable without being required to make any additional payments upon the occurrence of circumstances specified “as cause” for termination in the CFO Service Agreement. For purposes of the CFO Service Agreement, “cause” is defined in the same manner as in the CEO Service Agreement described above. If we fail to secure or renew appropriate visa or work permits for Mr. Bowker, the service company providing Mr. Bowker’s services may terminate the CFO Service Agreement and be entitled to receive, in addition to any amounts then due and payable, specified payments or benefits (subject to certain conditions), including (i) a lump sum payment equal to six months of management service fees (currently €137,500, approximately $216,000 at current exchange rates ), (ii) a partial payment of any applicable annual performance bonus (annual target is a maximum of 50% of annual management service fee, €137,500, approximately $216,000 at current exchange rates), (iii) a pro-rata portion of the Trigger Event Bonus (if and when paid, the threshold is $970,800), (iv) the provision of a Company car and mobile telephone for Mr. Bowker for six months (approximately $5,000), and (v) a housing allowance for Mr. Bowker for six months (€16,200, approximately $25,000 at current exchange rates). We may terminate the CFO Service Agreement if Mr. Bowker is unable to perform his duties because of personal bankruptcy, illness or other disability, in which case we must pay any amounts then due and payable and continue to provide (subject to certain conditions) (x) a housing allowance for Mr. Bowker for three months (€8,100, approximately $13,000 at current exchange rates) and (y) the use of a Company car and mobile telephone for Mr. Bowker for three months (approximately $2,500). Finally, we may terminate the CFO Service Agreement at any time without cause and, subject to certain restrictions, the service company providing Mr. Bowker’s services may terminate the CFO Service Agreement for “good reason.” In either case, we will be required to make or provide for, in addition to the payment of any amounts then due and payable, specified payments or benefits (subject to certain conditions), including (i) a lump sum payment equal to six months of management service fees (€137,500, approximately $216,000 at current exchange rates), (ii) a partial payment of any applicable annual performance bonus (annual target is a maximum of 50% of annual management service fee, €137,500, approximately $216,000 at current exchange rates), (iii) a pro-rata portion of the Trigger Event Bonus (if and when paid, the threshold is $970,800); (iv) a Company car and mobile telephone for Mr. Bowker for six months (approximately $5,000), and (v) a housing allowance for Mr. Bowker for six months (€16,200, approximately $25,000 at current exchange rates). For purposes of the CFO Service Agreement, “good reason” is defined in the same manner as in the CEO Service Agreement described above.

While the CFO Service Agreement is in effect and for a period of 24 months after the termination of the CFO Service Agreement, Mr. Bowker will be restricted from competing with the Company.

The CFO Service Agreement also provides for a special one-time lump sum bonus payment in the event of a “Trigger Event”. See “-Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a more detailed description of such bonus in the event of a Trigger Event. If a Trigger Event had occurred at the end of 2007, the Company would have been obligated to pay approximately $2.1 million in connection with the services of Mr. Bowker based on a year-end stock price of $17.69.

Mr. Noone

Mr. Noone’s employment agreement provides that if we terminate Mr. Noone without “cause”, or if Mr. Noone terminates the agreement due to, among other reasons, a demotion or reduction in compensation other than for cause, Mr. Noone would be entitled to receive severance benefits including a lump sum payment equal to 12 months of compensation payable within 30 days of termination and 12 months of continued health insurance coverage. Mr. Noone’s 2007 annual compensation was $246,000 and his estimated monthly health insurance coverage would cost approximately $1,875 per month. Mr. Noone would also remain eligible to exercise each of his outstanding employee stock options for the full exercise period. Mr. Noone’s outstanding employee stock options each had a 10-year exercise period upon grant. (Our equity compensation plans generally provide that if an employee resigns or is terminated without cause, the exercise period shall be the shorter of (i) three years or (ii) the original expiration date of the option) We must give Mr. Noone six months notice prior to our termination of his employment other than for cause. If such termination of employment occurs within one year following a “change in control” of the Company, Mr. Noone would be entitled to an additional lump sum payment equal to six months compensation and an additional six months of continued health insurance coverage. For purposes of Mr. Noone’s employment agreement, “cause” generally means (i) a failure to substantially perform his duties other than a failure due to physical or mental illness or impairment, (ii) a willful act which constitutes gross misconduct and is injurious to the Company, (iii) Mr. Noone’s willful breach of a material provision of his employment agreement or (iv) his material or willful violation of a law applicable to the Company. For purposes of Mr. Noone’s employment agreement, change-in-control” generally means (i) the acquisition by any person of securities of the Company representing certain percentages (35%, 50% and 75%) of the voting securities of the Company, (ii) the equity securities of the Company ceasing to be listed for trading on any regulated securities exchange in the United States, (iii) the replacement of a majority of the Board over a two year period which replacement shall not have been approved by 2/3 of the Board as constituted at the beginning of such period, (iv) the consummation of a merger which would result in the Company’s shareholders prior to the merger owning less than 65% of the voting securities of the Company or the surviving entity or (v) the liquidation of the Company or a sale of all or substantially all of the Company’s business or assets. Mr. Noone can also terminate the agreement for any reason upon three months notice and, upon such termination of employment, Mr. Noone would be entitled to receive a lump sum payment equal to six months compensation and six months of continued health insurance coverage.

Mr. Fast

The now terminated employment agreement of Mr. Fast provided for a severance payment upon the termination of Mr. Fast’s employment agreement. See “-Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

2007 Director Compensation Table

The following table provides compensation information for the one-year period ended December 31, 2007 for each former or current member of the Board that received any form of compensation in 2007. A former director who was an employee of TDC and served on the Board during 2007 (Jesper Helmuth Larsen) and our current directors who are employees of TDC (Robert Dogonowski, Jesper Theill Eriksen, Carsten Dyrup Revsbech, and Henrik Scheinemann) do not receive any compensation for serving on the Company’s Board due to TDC’s internal policy.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Ole Steen Andersen	29,400	39,686	(2)	—	—	—	—	69,086
Ole Bertram	4,900	11,513	(3)	—	—	—	—	16,413
Peter Feiner	15,000	26,513	(4)	—	—	—	—	41,513
Jens Due Olsen	19,283	37,118	(5)	—	—	—	—	56,401
John B. Ryan	12,400	11,513	(6)	—	—	—	—	23,913

(1)	Messrs. Bertram and Ryan each received 2,000 shares of our Common Stock in May 2006 upon their election to our Board for the 2006 to 2007 term. The shares vested upon the completion of the Board term in May 2007. The grant date fair value of each share was the market price on the date of grant which was $15.35 per share ($61,400 in total). In 2006 Mr. Andersen received a pro-rated grant of 1,500 shares of our Common Stock for his services for the remainder of the Board’s 2006 to 2007 term. The grant date fair value of each share was the market price on the date of the start of his service which was $15.74 per share ($23,610 in total). In 2007, Mr. Olsen received a pro-rated grant of 500 shares of our Common Stock for his services for the remainder of the Board’s 2006 to 2007 term. The grant date fair value of each share was the market price on the date of grant which was $21.21 per share ($10,605 in total). Messrs. Andersen, Feiner and Olsen each received 2,000 shares of our Common Stock in May 2007 upon their election to the Board for the 2007 to 2008 term. The shares vest upon the completion of the Board’s term in May 2008. The grant date fair value of each share was the market price on the date of grant which was $21.21 per share ($127,260 in total). The accounting expense for 2007 in connection with the grant of stock to directors was calculated in accordance with FAS 123R. The assumptions used in such valuation are included in Footnote 1(m) of the Notes to Consolidated Financial Statements for the year ended December 31, 2007, which financial statements are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
(2)	At year-end 2007, Mr. Andersen held 2,000 shares of Common Stock that were awarded to him for his service as a director of the Company, which shares vest in May 2008.
(3)	At year-end 2007, Mr. Bertram held options to purchase 200,000 shares of Common Stock, which options were awarded to him for his service as President and Chief Executive Officer of the Company.
(4)	At year end 2007, Mr. Feiner held 2,000 shares of Common Stock that were awarded to him for his service as a director of the Company, which shares vest in May 2008.
(5)	At year-end 2007, Mr. Olsen held 2,000 shares of Common Stock that were awarded to him for his service as a director of the Company, which shares vest in May 2008.
(6)	At year-end 2007, Mr. Ryan held options to purchase 30,000 shares of Common Stock, which options were awarded to him for his service as a director of the Company.

The directors who are employees of TDC, our majority stockholder, are prohibited by TDC policy from accepting compensation for serving on our Board. We compensate directors who are not TDC employees with a fixed quarterly fee of $2,500, a per meeting fee of $1,000 for meetings held in-person and a per meeting fee of $500 for meetings held via telephonic conference call. The eligible directors also received 2,000 shares of Common Stock for their 2007 to 2008 Board service. Such shares vest upon the completion of the one-year Board term in May 2008. For Audit Committee meetings, the directors are paid a per meeting fee of $1,000 for meetings held in-person and a per meeting fee of $500 for meetings held via telephonic conference call. The Chairman of the Audit Committee also receives a $2,500 fixed quarterly fee. The Company also reimburses the directors for out-of-pocket expenses.

SECURITY OWNERSHIP

Security Ownership of Management

The following table sets forth the beneficial ownership of the Company’s Common Stock as of April 4, 2008, for each current director and nominee for director, each Named Executive Officer, and by all directors and executive officers of the Company as a group.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
	Named Executive Officers
Common Stock	Robert Bowker, Chief Financial Officer	246,769	(2)	1.5%
Common Stock	Steven Fast, former Chief Financial Officer	0		0
Common Stock	Torben V. Holm, former President and Chief Executive Officer	0		0
Common Stock	Martin Lea, President and Chief Executive Officer	401,377	(3)	2.4%
Common Stock	Peter T. Noone, General Counsel and Secretary	149,610	(4)	0.9%
	Current Directors who are all Nominees for Election
Common Stock	Ole Steen Andersen	3,500	(5)	*
Common Stock	Robert R. Dogonowski	0	(6)	0
Common Stock	Jesper Theill Eriksen	0	(6)	0
Common Stock	Peter Feiner	2,000	(7)	*
Common Stock	Jens Due Olsen	2,500	(8)	*
Common Stock	Carsten Dyrup Revsbech	0	(6)	0
Common Stock	Henrik Scheinemann	0	(6)	0
Common Stock	All Directors and Executive Officers as a group – (10 persons)	805,756		4.9%

*	Less than one percent
(1)	“Shares Beneficially Owned” includes shares held directly, as well as shares which such persons have the right to acquire within 60 days of April 4, 2008 and shares held by certain members of such persons’ families, over which such persons may be deemed to have sole or shared voting power or investment power. “Percent of Class” is calculated by dividing the “Shares Beneficially Owned” by the individual (or group) by the shares of Common Stock outstanding as of April 4, 2008 plus only those shares which the individual (or group) has the right to acquire within 60 days of April 4, 2008.
(2)	Consists of shares of Common Stock held by Rob Investments Limited, over which Mr. Bowker has voting and investment power.
(3)	Consists of shares of Common Stock held by Vision 10 Limited, over which Mr. Lea has voting and investment power.
(4)	Includes 140,000 shares subject to currently exercisable stock options.
(5)	Consists of 3,500 shares granted from our 2004 Long-Term Incentive Plan, including 2,000 shares which vest in May 2008.
(6)	Does not include shares reported to be beneficially owned by TDC A/S. Robert R. Dogonowski, Jesper Theill Eriksen, Carsten Dyrup Revsbech and Henrik Scheinemann, directors of the Company, serve as officers of TDC A/S. See “- Security Ownership of Certain Beneficial Owners” and “Other Information-Certain Relationships and Related Transactions.”
(7)	Consists of 2,000 shares granted from our 2004 Long-Term Incentive Plan, which vest in May 2008.

(8)	Consists of 2,500 shares granted from our 2004 Long-Term Incentive Plan, including 2,000 shares which vest in May 2008.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of April 4, 2008, certain information as to those persons who were known by us to be beneficial owners of more than 5% of the outstanding Common Stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
Common Stock	TDC A/S Noerregade 21 0900 Copenhagen C Denmark	10,799,782	(2)	64.6%
Common Stock	Straumer-Burdaras Investment Bank hf. Borgartun 25 IS-105, Reykjavik Iceland	1,677,569	(3)	10.2%

(1)	“Shares Beneficially Owned” includes shares held directly as well as shares which such entity may have the right to acquire within 60 days of April 4, 2008. “Percent of Class” is calculated by dividing the “Shares Beneficially Owned” by such entity by the shares of Common Stock outstanding as of April 4, 2008 plus only those shares which such entity may have the right to acquire within 60 days of April 4, 2008.
(2)	Includes 300,000 shares of Common Stock which are issuable upon the conversion by TDC of its 30,000 shares of the Company’s Series A Preferred Stock. See “ Other Information-Certain Relationships and Related Transactions.” Based on a report on Schedule 13D filed with the Securities and Exchange Commission on March 29, 2007, TDC has the sole power to vote and dispose of all the 10,499,782 shares it currently owns and, if TDC converts its 30,000 shares of Series A Preferred Stock, it will have the sole power to vote and dispose of the shares acquired upon conversion.
(3)	Based on a report on Schedule 13G filed with the Securities and Exchange Commission on June 28, 2007, Straumer-Burdaras Investment Bank hf. has the sole power to vote and dispose of 1,517,247 shares. However, a Form 3 that Straumer-Burdaras Investment Bank hf. filed with the Securities and Exchange Commission on August 3, 2007 reports ownership of 1,677,569 shares, and this amount is reflected in the table above.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITOR

General Information

The Audit Committee of the Board has approved the appointment of PricewaterhouseCoopers Kft. (“PWC”) as our independent registered public accounting firm to examine our consolidated financial statements for the fiscal year ending December 31, 2008. We are seeking the stockholders’ ratification of such action. The submission of this matter for approval by stockholders is not legally required; however, the Board believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance. If the stockholders do not approve the selection of PWC, the Audit Committee will reconsider the selection of such firm as our independent auditor.

A representative from PWC has been invited to attend the Meeting to respond to appropriate questions and have an opportunity to make a statement.

KPMG Hungaria Kft. (“KPMG”), our prior independent registered public accounting firm, served as our independent auditor for the audit of our financial statements for the 12 years prior to 2007.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Following the completion of the acquisition of Invitel on April 27, 2007, the Audit Committee held a meeting to appoint an independent accountant. Given the transforming nature of the Invitel Acquisition and the retention by the Company of a new Chief Executive Officer and a new Chief Financial Officer, the Audit Committee deemed it an appropriate time and a matter of good corporate governance to change the independent auditor following the retention of KPMG for 12 years. Therefore, the Audit Committee retained PWC. KPMG’s reports on the financial statements for 2005 and 2006 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports.

Independent Auditor Fees

KPMG served as our independent auditor for the audit of our financial statements for fiscal year 2006. PWC served as our independent auditor for the audit of our financial statements for fiscal year 2007.

The following table presents fees for professional audit services rendered by KPMG for the audit of our annual financial statements for the year ended December 31, 2006 and fees for other services rendered by KPMG during that period. The table also includes the fees for professional audit services rendered by PWC for the audit of our annual financial statements for the year ended December 31, 2007 (in thousands):

	2007 (PWC)	2006 (KPMG)
Audit fees	1,300	926
Audit-related fees	0	4
Tax fees	0	9
All other fees	0	87
Total	1,300	1,026

Services rendered by KPMG and PWC in connection with fees presented above were as follows:

Audit Fees

For fiscal years 2007 and 2006, audit fees include fees associated with the annual audit of our financial statements, the assessment of our internal control over financial reporting as integrated with the annual audit of our financial statements, the quarterly reviews of the financial statements included in our Form 10-Q filings, and certain other services customarily provided in connection with statutory and regulatory filings and the audit engagement.

Audit-Related Fees

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements but not reported under “Audit Fees”. The Audit-Related services provided by KPMG for fiscal year 2006 include advice on various U.S. and Hungarian accounting issues.

Tax Fees

Tax Fees consist of fees for services related to tax compliance, tax advice and tax planning. The services rendered by KPMG comprising “Tax Fees” for fiscal year 2006 consist of tax advice and tax compliance services.

All Other Fees

The services rendered by KPMG comprising “All Other Fees” for fiscal year 2006 consist of translation services and training and advice regarding regulatory compliance.

All audit services, audit-related services, tax services and other services provided by PWC in connection with fiscal year 2007 and KPMG in connection with fiscal year 2006 were pre-approved by the Audit Committee, which concluded that the provision of such services by PWC and KPMG was compatible with the maintenance of their firms’ independence in the conduct of their auditing functions. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (“Pre-Approval Policy”). The Pre-Approval Policy provides for the Audit Committee to specifically pre-approve the annual audit services engagement. The Pre-Approval Policy provides for pre-approval, without specific authorization from the Audit Committee, of specifically described audit-related services, tax services and other services within certain financial thresholds. Individual engagements anticipated to exceed pre-established thresholds and other services not specifically described must be separately pre-approved by the Audit Committee. The Pre-Approval Policy authorizes the Audit Committee to delegate to one or more of its members specific pre-approval authority with respect to permitted services. During fiscal years 2006 and 2007, the Audit Committee or the Chairman of the Audit Committee specifically pre-approved all services performed by KPMG related to fiscal year 2006 and PWC related to fiscal year 2007.

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

February 26, 2008

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2007.

We have discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board, and have discussed with the independent accountant the independent accountant’s independence.

Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Ole Steen Andersen (Chair)

Peter Feiner

Jens Due Olsen

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS KFT. AS THE COMPANY’S INDEPENDENT AUDITOR.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the votes cast at the Meeting by the holders of shares entitled to vote thereon.

OTHER INFORMATION

Certain Relationships and Related Transactions

TDC owns 64% of our outstanding Common Stock and 30,000 shares of our preferred stock convertible into 300,000 shares of Common Stock. As of December 31, 2007, we owed TDC $850,000 for the accumulated dividends on the preferred stock. On March 28, 2007, TDC exercised warrants enabling it to purchase 2,500,000 shares of Common Stock at $10 per share by transferring back to us notes that we issued in the aggregate principal amount of $25 million, which notes were to mature on March 31, 2007. Interest on the notes was payable semi-annually at the applicable U.S. Dollar LIBOR rate for the interest period plus 3.5% (8.88% as of the date the notes were cancelled on March 28, 2007). Our last semi-annual interest payment was $851,000 in November 2006 which covered the period from November 14, 2006 through March 2007. Messrs. Dogonowski, Eriksen, Revsbech and Scheinemann, current directors and nominees for re-election, are officers of TDC.

TDC nominated, and the Company’s Board of Directors approved the appointment of, Torben V. Holm (a TDC officer) to serve as the Company’s President and Chief Executive Officer following TDC’s acquisition of additional debt and equity securities of the Company in April 2005, which acquisition resulted in TDC owning a majority of the Company’s outstanding Common Stock. Mr. Holm was an employee of TDC while serving as our President and Chief Executive Officer and as head of our management’s executive committee through April 2007. Alex Wurtz was also an employee of TDC when he served as our head of Corporate Business Development and as a member of our management executive committee from 2005 to April 2007. He was appointed to the position by Mr. Holm. Both Messrs. Holm and Wurtz served as executive officers of the Company pursuant to a secondment arrangement with TDC. On March 6, 2007, the Company and TDC entered into secondment agreements which provided for us to reimburse TDC for some of the costs associated with the employment of Messrs. Holm and Wurtz.

For Mr. Holm, we paid TDC: (i) €436,774 (approximately $686,000 at current exchange rates) for Mr. Holm’s services from May 2005 through April 2006; (ii) €36,200 per month for the period from May 2006 through the end of Mr. Holm’s term in April 2007 (€434,400 in the aggregate (approximately $682,000 at current exchange rates)); and (iii) €51,783 (approximately $81,000 at current exchange rates) to cover the costs for the payment of a start-up bonus and performance bonus for 2005. In addition, we agreed to be responsible for paying other costs pertaining to Mr. Holm, including lodging in Budapest and for certain of Mr. Holm’s travel costs back to his home in Denmark. Finally, we reimbursed TDC €58,414 (approximately $92,000 at current exchange rates) for the costs of a 2006 performance bonus for Mr. Holm and we paid directly to Mr. Holm a performance bonus in the amount of €30,000 (approximately $40,800 at the time of Board approval) for 2007. The secondment agreement regarding Mr. Holm was terminated in May 2007.

For Mr. Wurtz, we paid TDC: (i) €208,815 (approximately $328,000 at current exchange rates) for Mr. Wurtz’s services from June 2005 through April 2006; (ii) €18,000 per month for the period from May 2006 through the end of Mr. Wurtz’s term in April 2007 (€216,000 in the aggregate (approximately $339,000 at current exchange rates)); and (iii) €34,409 (approximately $54,000 at current exchange rates) to cover the costs for the payment of a start-up bonus and performance bonus for 2005. In addition, we agreed to be responsible for paying Mr. Wurtz’s lodging in Budapest. Finally, we reimbursed TDC €42,483 (approximately $67,000 at current exchange rates) for the costs of a 2006 performance bonus for Mr. Wurtz and we paid directly to Mr. Wurtz a performance bonus in the amount of €15,000 (approximately $20,400 at the time of Board approval) for 2007. The secondment agreement regarding Mr. Wurtz was terminated in May 2007.

In addition to the services of Messrs. Holm and Wurtz, we entered into a reimbursement agreement on March 6, 2007 with TDC (the “Reimbursement Agreement”) to reimburse TDC for certain costs related to three employees of TDC who performed certain valuation, budgeting and forecasting services for us. Pursuant to the Reimbursement Agreement, we agreed to pay TDC the following amounts: DKK 128,520 (approximately $27,000 at current exchange rates); $20,000; DKK 243,000 (approximately $51,000 at current exchange rates); and DKK 565,545 (approximately $119,000 at current exchange rates), which amounts cover the services of these three employees. In addition, the Reimbursement Agreement provided for us to reimburse TDC for the services of some of their employees in connection with certain strategic projects, including the Company’s acquisition of Invitel. Such strategic services included various financial and treasury services, technical and operational due diligence services, project management services and tax services. For such strategic work, we agreed to reimburse TDC (i) DKK 1,093,050 (approximately $230,000 at current exchange rates) and €126,750 (approximately $199,000 at current exchange rates) for the costs through February 1, 2007 and (ii) DKK 283,500 (approximately $60,000 at current exchange rates) for the remaining costs incurred subsequent to February 1, 2007. There are no agreements in place for TDC to provide any additional services to the Company.

All of the directors of the Company are covered by a directors and officers liability policy taken out by TDC. As of December 31, 2007, we had approximately $302,000 in expenses for the Company’s portion of the overall premium paid by TDC.

We have agreements in place with TDC, on arms-length commercial terms, pursuant to which TDC and the Company transport international voice, data and Internet traffic for each other over our respective telecommunications networks. For 2007, TDC owed us a net amount of approximately $104,000 in connection with such agreements.

The American Stock Exchange requires our Audit Committee to provide appropriate review and oversight of related party transactions. As provided in its charter, our Audit Committee is responsible for reviewing and approving in advance any proposed related party transactions with an individual or entity considered a “related person” under the rules of the SEC. In September 2006, the Audit Committee adopted written policies and procedures for the review and approval of related party agreements (“Related Party Policies and Procedures”). The Related Party Policies and Procedures cover services or resources provided to the Company by a related party and any other transactions between the Company and a related party. Proposals for related party transactions should be submitted in writing to the Audit Committee, which written proposals should include a summary of the proposed material terms along with a supporting statement indicating the reasons that the proposed related party agreement could not be entered into with an independent party on terms and conditions that are more favorable or at least as favorable to the Company. Since the adoption of the Related Party Policies and Procedures, certain services provided by TDC to the Company were not approved in advance in accordance with the specific terms of the Related Party Policies and Procedures. The Audit Committee did nevertheless review and pre-approve the costs we incurred for such services, which costs include: (i) €126,750 (approximately $199,000 at current exchange rates) and DKK 283,500 (approximately $60,000 at current exchange rates) for various services in connection with the agreement to acquire Invitel; (ii) $20,000 for valuation services in connection with certain strategic projects; and (iii) DKK 201,980 (approximately $43,000 at current exchange rates) for budgeting and forecasting services.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and beneficial owners of over 10% of the Common Stock to file reports of holdings and transactions in our Common Stock. Based solely upon a review of the Forms 3, 4 and 5 required to be filed by such directors, officers and beneficial owners pursuant to Section 16(a) for our fiscal year ended December 31, 2007, we have determined that Martin Lea and Robert Bowker each filed their Initial Statements of Beneficial Ownership of Securities one day late. All other Forms 3, 4 and 5 required to be filed by our directors and officers were timely filed.

Stockholders’ Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in our Proxy Statement for our Annual Meeting of Stockholders to be held in 2009. Any such stockholder proposals must be submitted in writing to the Secretary of the Company no later than December 24, 2008. A stockholder proposal for our 2009 Annual Meeting of Stockholders which is submitted outside the processes of Rule 14a-8 is considered untimely if we did not have notice of such proposal at least 45 days before the date on which we first mailed our proxy materials for the prior year’s annual meeting of stockholders. For our 2009 Annual Meeting of Stockholders, such date is March 5, 2009. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our Proxy Statement.

OTHER BUSINESS

Our management does not know of any other matter to be presented for action at the Meeting. If any other matter should be properly presented at the Meeting, however, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Jesper Theill Eriksen
Jesper Theill Eriksen
Chairman of the Board of Directors

April 9, 2008

Seattle, WA

Appendix A

PROXY	HUNGARIAN TELEPHONE AND CABLE CORP.	PROXY

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 23, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints JESPER THEILL ERIKSEN and PETER T. NOONE, and each of them, with full power of substitution in each, as proxies for the undersigned, to represent the undersigned and to vote all the shares of Common Stock of the Company which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Stockholders (the “Meeting”) to be held on May 23, 2008, at 10:00 a.m. local time, at the Marriott East Side Hotel, 525 Lexington Avenue, New York, New York 10017, or at any adjournment or postponement thereof.

Should the undersigned be present and elect to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder’s decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company or by duly executing a proxy bearing a later date.

The Board of Directors recommends a vote “FOR” all nominees for director and “FOR” the ratification of the appointment of PricewaterhouseCoopers Kft. To vote in accordance with the Board’s recommendations, just sign on the reverse side; no boxes need to be marked. The shares represented by this proxy will be voted as directed by the stockholder, but if no instructions are specified as to any item or all items on a properly executed proxy, this proxy will be voted, with respect to such item(s), as follows: for the election of the Board nominees and for the ratification of the appointment of PricewaterhouseCoopers Kft. If any other business is presented at the Meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

1.	The election as directors of all nominees listed below to serve until the 2009 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

INSTRUCTION: To withhold your vote for one or more individual nominees, mark “FOR ALL EXCEPT” and strike a line through the name(s) of such person(s) in the list below.

OLE STEEN ANDERSEN	PETER FEINER	CARSTEN DYRUP REVSBECH
ROBERT R. DOGONOWSKI	JENS DUE OLSEN	HENRIK SCHEINEMANN
JESPER THEILL ERIKSEN

☐ VOTE FOR ALL NOMINEES	☐ WITHHOLD FOR ALL NOMINEES	☐ FOR ALL EXCEPT
2.	Ratification of the appointment of PricewaterhouseCoopers Kft. as independent auditor of the Company for the fiscal year ending December 31, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of the Notice of Annual Meeting and accompanying Proxy Statement relating to the Meeting and an Annual Report to Stockholders for the fiscal year ended December 31, 2007.

DATED:	, 2008

Signature

Signature

Please mark, date and sign as your name(s) appears herein and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.